Exhibit 99.1

Oceaneering Reports Record Fourth Quarter and Annual Earnings

-- Reaffirms 2013 EPS Guidance of $3.00 to $3.25

February 13, 2013 - Houston, Texas - Oceaneering International, Inc. (NYSE:OII) today reported record fourth quarter and annual earnings for the periods ended December 31, 2012.

For the fourth quarter of 2012, Oceaneering earned net income of $80.6 million, or $0.74 per share, on revenue of $780.9 million. During the corresponding period in 2011, net income was $58.3 million, or $0.54 per share, on revenue of $574.2 million. For the year 2012, Oceaneering reported net income of $289.0 million, or $2.66 per share, on revenue of $2.8 billion. For the year 2011, net income was $235.7 million, or $2.16 per share, on revenue of $2.2 billion.

Summary of Results
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Sept. 30,	December 31,
	2012	2011	2012	2012	2011

Revenue	$780,949	$574,197	$734,217	$2,782,604	$2,192,663
Gross Profit	172,528	130,746	170,869	627,858	508,759
Income from Operations	118,750	82,468	123,813	428,597	334,831
Net Income	$80,602	$58,317	$84,406	$289,017	$235,658

Diluted Earnings Per Share (EPS)	$0.74	$0.54	$0.78	$2.66	$2.16

Year over year, annual EPS increased 23% due to record operating income from our Remotely Operated Vehicles (ROV), Subsea Products, Asset Integrity, and Advanced Technologies segments and the commencement of a three-year field support vessel services contract offshore Angola. Quarterly EPS increased 37% on income improvements from all operating business segments, led by Subsea Products and Subsea Projects.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “Our record annual earnings of $289 million and EPS of $2.66 were largely attributable to our global focus on deepwater and subsea completion activity. Each of our five operating business segments attained higher income than in 2011.
“We achieved record ROV operating income for the ninth consecutive year on higher demand to provide drill support and vessel-based services, notably offshore Africa and in the U.S. Gulf of Mexico (GOM), and expansion of our fleet. We increased our days on hire by more than 9,000 to over 82,000 days for the year. Our fleet utilization rose to 80% from 77% in 2011. During 2012 we put 37 new ROVs into service and retired 15. At year end we had 289 vehicles in our ROV fleet.

“Subsea Products operating income increased primarily on higher demand for tooling. Products backlog at the end of 2012 was $681 million, up 78% from $382 million at the end of 2011. This backlog growth was largely attributable to three large umbilical contracts we secured, which in total added nearly $245 million to our backlog. One of these, the largest umbilical order in Oceaneering's history, is for Petrobras' first large pre-salt project.

“Asset Integrity operating income improved in 2012 on higher service sales in most of the major geographic areas we serve, particularly in Norway due to the business acquisition we completed in December 2011. Subsea Projects operating income increased due to recovering demand for our services in the GOM and the work offshore Angola. Advanced Technologies profits were up on engineering and vessel maintenance work for the U.S. Navy and theme park project activity.

“During 2012 our capital expenditures totaled $310 million, of which $198 million was spent on expanding and upgrading our ROV fleet. We invested $68 million in our Subsea Products business, largely to increase the capabilities of our umbilical plants in Brazil and Scotland and to expand our rental tooling operation. In addition to our capital expenditures, we repurchased 400,000 shares of our common stock for $19 million and paid $75 million of cash dividends. In June we increased our regular quarterly cash dividend by 20% to $0.18 per common share.

“We are forecasting our 2013 EPS to be in the range of $3.00 to $3.25. We anticipate continued global demand growth for our services and products to support deepwater drilling, field development, and inspection, maintenance, and repair activities. This market outlook is supported by industry observations and assessments that deepwater drilling is increasing, subsea equipment orders are escalating, and backlog to perform offshore construction projects is at a historically high level. Consistent with our historical seasonal earnings pattern, we are forecasting first quarter EPS of $0.55 to $0.60.

“We expect all of our operating business segments will achieve higher income in 2013 compared to 2012, notably: ROV on greater service demand to support drilling and vessel-based projects; Subsea Products on higher demand for all of our major product line categories, led by subsea hardware; and Subsea Projects on a full year of work offshore Angola.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering's growth. At year end, our balance sheet remained conservatively capitalized with $121 million of cash, $94 million of debt, and $1.8 billion of equity. We generated slightly over $600 million of EBITDA during 2012 and anticipate producing EBITDA of at least $675 million in 2013.

“Looking beyond 2013, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of services and products to safely support the deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering's: statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; 2013 EPS guidance range; anticipated continued global demand growth to support deepwater drilling, field development, and inspection, maintenance, and repair activities; references to industry observations and assessments that deepwater drilling is increasing and subsea equipment orders are escalating; first quarter 2013 EPS guidance range; expectation that all of its operating business segments will achieve higher income in 2013 compared to 2012, and the basis for such growth in ROV, Subsea Products, and Subsea Projects; belief that its liquidity and projected cash flow provide ample resources to invest in the company's growth; anticipated minimum 2013 EBITDA; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these risk factors, please see Oceaneering's latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of our EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedules.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,
Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E‑Mail investorrelations@oceaneering.com. A live webcast of the company's earnings release conference call, scheduled for Thursday, February 14, 2013 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

				Dec 31, 2012	Dec. 31, 2011
				(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $120,549 and $106,142)				$1,202,990	$984,122
Net Property and Equipment				1,025,132	893,308
Other Assets				539,996	523,114
TOTAL ASSETS				$2,768,118	$2,400,544

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities				$617,185	$501,375
Long-term Debt				94,000	120,000
Other Long-term Liabilities				241,473	221,207
Shareholders' Equity				1,815,460	1,557,962
	TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY			$2,768,118	$2,400,544

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec 31, 2012	Dec 31, 2011	Sept. 30, 2012	Dec 31, 2012	Dec 31, 2011
	(in thousands, except per share amounts)

Revenue	$780,949	$574,197	$734,217	$2,782,604	$2,192,663
Cost of services and products	608,421	443,451	563,348	2,154,746	1,683,904
Gross Profit	172,528	130,746	170,869	627,858	508,759
Selling, general and administrative expense	53,778	48,278	47,056	199,261	173,928
Income from Operations	118,750	82,468	123,813	428,597	334,831
Interest income	573	428	824	1,935	888
Interest expense	(1,135)	(350)	(1,282)	(4,218)	(1,096)
Equity earnings of unconsolidated affiliates, net	332	859	418	1,673	3,801
Other income (expense), net	(853)	1,792	(553)	(6,065)	(539)
Income before income taxes	117,667	85,197	123,220	421,922	337,885
Provision for income taxes	37,065	26,880	38,814	132,905	102,227
Net Income	$80,602	$58,317	$84,406	$289,017	$235,658

Weighted Average Number of Diluted Common Shares	108,558	108,671	108,500	108,617	109,001
Diluted Earnings per Share	$0.74	$0.54	$0.78	$2.66	$2.16

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec 31, 2012	Dec 31, 2011	Sept. 30, 2012	Dec 31, 2012	Dec 31, 2011
		($ in thousands)
Remotely Operated Vehicles	Revenue	$226,098	$200,681	$224,649	$853,520	$755,033
	Gross Profit	$72,836	$69,298	$76,524	$289,929	$260,287
	Operating Income	$61,147	$59,100	$66,724	$248,972	$224,705
	Operating margin	27%	29%	30%	29%	30%
	Days available	26,599	24,277	26,198	102,225	94,999
	Utilization	79%	79%	81%	80%	77%

Subsea Products	Revenue	$249,553	$196,987	$215,617	$829,034	$770,212
	Gross Profit	$72,196	$53,285	$67,651	$241,240	$207,804
	Operating Income	$53,866	$36,743	$50,841	$170,959	$142,184
	Operating margin	22%	19%	24%	21%	18%
	Backlog	$681,000	$382,000	$619,000	$681,000	$382,000

Subsea Projects	Revenue	$114,728	$45,263	$101,719	$379,571	$167,477
	Gross Profit	$26,682	$9,108	$22,202	$80,944	$42,004
	Operating Income	$22,160	$6,769	$17,765	$63,461	$32,662
	Operating margin	19%	15%	17%	17%	20%

Asset Integrity	Revenue	$114,677	$66,826	$113,588	$435,381	$266,577
	Gross Profit	$14,465	$10,888	$20,457	$71,100	$46,109
	Operating Income	$7,658	$6,473	$14,556	$45,196	$30,560
	Operating margin	7%	10%	13%	10%	11%

Advanced Technologies	Revenue	$75,893	$64,440	$78,644	$285,098	$233,364
	Gross Profit	$10,279	$9,688	$9,753	$38,681	$33,774
	Operating Income	$5,635	$5,215	$5,393	$21,182	$16,661
	Operating margin	7%	8%	7%	7%	7%

Unallocated Expenses	Gross Profit	$(23,930)	$(21,521)	$(25,718)	$(94,036)	$(81,219)
	Operating Income	$(31,716)	$(31,832)	$(31,466)	$(121,173)	$(111,941)

TOTAL	Revenue	$780,949	$574,197	$734,217	$2,782,604	$2,192,663
	Gross Profit	$172,528	$130,746	$170,869	$627,858	$508,759
	Operating Income	$118,750	$82,468	$123,813	$428,597	$334,831
	Operating margin	15%	14%	17%	15%	15%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$84,050	$308,998	$64,957	$309,858	$526,645
Depreciation and Amortization		$49,410	$38,479	$44,839	$176,483	$151,227

The above should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec 31, 2012	Dec 31, 2011	Sept. 30, 2012	Dec 31, 2012	Dec 31, 2011
	(in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Net Income	$80,602	$58,317	$84,406	$289,017	$235,658
Depreciation and Amortization	49,410	38,479	44,839	176,483	151,227
Subtotal	130,012	96,796	129,245	465,500	386,885
Interest Income/Expense, Net	562	(78)	458	2,283	208
Provision for Income Taxes	37,065	26,880	38,814	132,905	102,227
EBITDA	$167,639	$123,598	$168,517	$600,688	$489,320

	2013 Estimates
	Low	High
	(in thousands)

Net Income	$325,000	$355,000
Depreciation and Amortization	200,000	210,000
Subtotal	525,000	565,000
Interest Income/Expense, Net	—	—
Provision for Income Taxes	150,000	165,000
EBITDA	$675,000	$730,000